Electronically Transmitted to the Securities and Exchange Commission on
   December 28, 2000


                                                Registration No. 333-_______

 ===========================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ______________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                               _______________
                     DIAL-THRU INTERNATIONAL CORPORATION
            (Exact name of Registrant as specified in its charter)

                   Delaware                      75-2461665
         (State or other jurisdiction         (I.R.S. Employer
       of incorporation or organization)     Identification No.)

                                              Roger D. Bryant
    700 South Flower, Suite 2950       700 South Flower, Suite 2950
    Los Angeles, California 90017      Los Angeles, California 90017
           (213) 627-7599                     (213) 627-7599
    (Address, including zip code,    (Name, address, including zip code,
   and telephone number, including     and telephone number, including
      area code, of registrant's            area code, of agent
     principal executive offices)               of service)

                                 ____________
                                   Copy to:
                            Donald H. Meiers, Esq.
                             Holland & Knight LLP
                     2100 Pennsylvania Avenue, Suite 400
                            Washington, D.C. 20037
                                (202) 955-3000
                                 ____________
       Approximate date of commencement of proposed sale to the public:
  From time to time as described in the Prospectus after the effective date of this Registration Statement.
                                 ____________

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
 following box. [   ]
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
 effective registration statement for the same offering. [   ]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the
 Securities Act  registration  statement  number  of  the  earlier  effective
 registration statement for the same offering. [   ]
      If delivery of the prospectus is  expected to be made pursuant to  Rule
 434, please check the following box. [   ]
                                _____________

                       CALCULATION OF REGISTRATION FEE
 ===========================================================================
  Title of Each Class  Amount To      Proposed      Proposed      Amount of
  of Securities to be      Be          Maximum       Maximum    Registration
        Registered     Registered  Offering Price   Aggregate        Fee
                        (1) (2)     Per Share (3)   Offering
                                                    Price (3)
 ---------------------------------------------------------------------------
 Common Stock ($.001   2,254,285        .9995      $2,253,158       $595
      par value)
 ===========================================================================

 (1) The number of shares of Common Stock offered pursuant to this Registration Statement are as follows: (i) 300,000 shares, representing the number of shares of Common Stock issuable upon the exercise of a warrant issued to Founders Equity Group ("Founders") pursuant to a consulting agreement dated December 12, 2000; plus (ii) 250,000 shares, representing the number of shares of Common Stock issuable upon conversion of our Convertible Notes issued February 4, 2000 (the "Convertible Notes"); plus
 (iii) 125,000 shares, representing the number of shares of Common Stock issuable upon the exercise of Contingent Warrants issued February 4, 2000 to the purchasers of our Convertible Notes; plus (iv) 125,000 shares, representing the number of shares of Common Stock issuable upon the exercise of Common Stock Purchase Warrants issued February 4, 2000 to the purchasers of our Convertible Notes; plus (v) 50,000 shares, representing the number of shares of Common Stock issuable upon the exercise of warrants issued January 11, 1999 to Henry Hermann in connection with his service as a consultant; plus (vi) 1,404,285 shares, representing the number of shares of Common Stock held by the other Selling Shareholders on the effective date of this registration statement.

 (2) The registration statement also includes an indeterminate number of additional shares of Common Stock that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and conversion price or exercise price adjustments, which are included pursuant to Rule 416 under the Securities Act.

 (3) Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low prices report on the OTC Bulletin Board on December 21, 2000 in accordance with Rule 457(c) promulgated under the Securities Act of 1933.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE
 REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
 ===========================================================================

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ The information in this Prospectus is not complete and may be changed. We + + may not sell these securities until the registration statement filed with + + the Securities and Exchange Commission is effective. This prospectus is not + + an offer to sell these securities and is not soliciting an offer to buy + + these securities in any state where the offer or sale is not permitted. +
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                                  PROSPECTUS

                SUBJECT TO COMPLETION, DATED DECEMBER 27, 2000

                               2,254,285 SHARES
                     DIAL-THRU INTERNATIONAL CORPORATION
                                 COMMON STOCK
                                  __________

      This Prospectus relates to up to 2,254,285 shares of Common Stock of Dial-Thru International Corporation, a Delaware corporation, which may be sold from time to time by the selling shareholders listed on page 10, or their transferees, pledgees, donees or successors. The number of shares of Common Stock that we actually issue, and thus the number of shares that may be sold hereunder, may be greater than 2,254,285 because of the anti-
 dilution  provisions  contained  in  certain  warrants  described  in   this
 Prospectus.

      The selling shareholders may sell all or any portion of their shares of Common Stock in one or more transactions through ordinary brokerage transactions, in private, negotiated transactions, or through any other means described in the section entitled "Plan of Distribution" beginning on page 11. The selling shareholders are selling these shares for their own accounts at prices related to the prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of the shares by the selling shareholders, but will pay all registration expenses. The selling shareholders will pay all selling expenses, including all underwriting discounts and selling commissions.

      Our Common Stock is traded on the OTC and is quoted on the OTCBB under the symbol "DTIX".
                                   ________

      INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                                   ________

      We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read this entire Prospectus and any amendments or supplements carefully before you make your investment decision.
                                   ________

      Our principal executive offices are located at 700 South Flower, Suite 2950, Los Angeles, California 90017, and our telephone number is (213) 627-7599.
                                   ________

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                                   ________

              The Date Of This Prospectus Is December 27, 2000

                              TABLE OF CONTENTS
                                                         Page
                                                         ----
 WHERE YOU CAN FIND MORE INFORMATION                       3
 THE COMPANY                                               5
 RISK FACTORS                                              7
 USE OF PROCEEDS                                          10
 SELLING SHAREHOLDERS                                     10
 PLAN OF DISTRIBUTION                                     11
 LEGAL OPINION                                            11
 EXPERTS                                                  12


                     WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

      The SEC allows us to "incorporate by reference" the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this Prospectus the following documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

      (1) Our Annual Report on Form 10-K for the year ended October 31, 1999 filed on January 31, 2000;
      (2) Our Quarterly Report on Form 10-Q for the quarter ended January 31, 2000 filed on March 16, 2000;
      (3) Our Quarterly Report on Form 10-Q for the quarter ended April 30, 2000 filed on June 14, 2000;
      (4) Our Quarterly Report on Form 10-Q for the quarter ended July 31, 2000 filed on September 14, 2000;
      (5)  Current Report on Form 8-K filed November 17, 1999;
      (6)  Amended Current Report on Form 8-K filed January 18, 2000; and
      (7) The description of our Common Stock included in the Company's Registration Statement on Form 10 filed with the SEC on January 6, 1994, including any other amendment or report filed for the purpose of updating such information.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

           Dial-Thru International Corporation
           700 South Flower, Suite 2950
           Los Angeles, California 90017
           Attn:   Corporate Secretary
           Telephone: (213) 627-7599
           www.dialthru.com

      You should rely only on information incorporated by reference or provided in this Prospectus and any prospectus supplement. No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this Prospectus.

                           FORWARD-LOOKING INFORMATION

      This Prospectus, including the information incorporated by reference, contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors beginning on page 7 and others, certain of which may be detailed from time to time in our periodic reports filed with the SEC.

      As used in this Prospectus, unless the context requires otherwise, "we" or "Dial-Thru" or "DTI" or the "Company" means Dial-Thru International Corporation.

                                 THE COMPANY

      Dial-Thru is a facilities-based, global Internet Protocol (IP) communications company providing connectivity to international markets experiencing significant demand for IP enabled services. We provide a variety of international telecommunications services targeted to small and medium sized enterprises (SME's) that include the transmission of voice and data traffic and the provision of Web-based and other communications services. We utilize Voice over Internet Protocol (VoIP) packetized voice technology (and other compression techniques) to improve both cost and efficiencies of telecommunication transmissions, and are developing a private IP Telephony network. We utilize state-of-the-art digital fiber optic cable, oceanic cable transmission facilities, international satellites and the Internet to transport our communications.

      IP Telephony, or Voice over Internet Protocol (VoIP), is voice communication that has been converted into digital packets and is then addressed, prioritized, and transmitted over any form of broadband network utilizing the technology that makes the Internet possible. These technologies allow us to transmit voice communications with the same high-density compression as networks initially designed for data transmission, and at the same time utilize a common network for providing customers with data and enhanced Web-based services.

      We primarily focus on markets where competition is not as keen, thereby giving us opportunities for greater profit margin. These markets include regions where deregulation of telecommunications services has not been completed and smaller markets that have not attracted large multi-national providers. South Africa, Asia, and parts of South America offer the greatest abundance of these target markets.

      Cooperating with overseas carriers and the incumbent, usually government owned, telephone companies, gives us better opportunities to engage in co-branding of jointly marketed products, including IP based enhancements that it has developed, rather than simply basing a strategy on pricing arbitrage. As a result, we are proactively invited to participate rather than reactively prevented from entering new markets.

      Unlike many new VoIP carriers in the market today, we are focused on retail telecommunications sales to business customers, including enhanced product offerings, not just wholesale voice traffic. A portfolio of enhanced offerings provide us with the opportunity for higher profit margins and better customer loyalty, thus making us less susceptible to competitive forces and market churn.

      In tandem with overseas partners, we are deploying a "book-end" strategy targeting markets at both ends of international circuits. As an example, while cooperating with our partners to target the SME market in a selected foreign region, we also target corresponding expatriates and foreign owned businesses back in the US. By providing these services in cooperation with the carrier that will ultimately terminate the calls in the caller's "home" country, we enjoy reduced facilities costs, increased economies of scale, lower customer acquisition costs, and higher customer retention.

      Focusing on cooperation in emerging markets also gives us the added benefit of being able to develop and exploit labor cost advantages not found in industrial markets. For example, we plan to develop new and extremely low-cost call center applications that will tie into and enhance our new Web and VoIP applications. Relying on VoIP and IP, rather than traditional voice technology, we ensure that our network infrastructure is extremely cost-effective and state-of-the-art. These are assets that not only help to build our business, but also make it more attractive as a potential partner to overseas carriers and incumbent telephone companies.

      Our principal executive offices are located at 700 South Flower, Suite 2950, Los Angeles, California 90017, and our telephone number is (213) 627-7599.
                                 RISK FACTORS

      In addition to the other information in this Prospectus or incorporated herein by reference, the following risk factors should be considered carefully in evaluating the Company and our business before purchasing the shares offered in this Prospectus.

 Our success is dependant on our ability to recruit and retain key management and technical personnel.

      Our success depends to a significant extent on our ability to attract and retain key personnel. In particular, we dependent on our senior management team and personnel with experience in the telecommunications industry and experience in developing and implementing new products and services within the industry. Our future success will depend, in part, upon our ability to attract and retain key personnel.

 We have had a history of operational losses and expect our losses to continue.

      We commenced our telecommunications business in early 1998. For the years ended October 31, 1999 and 1998, we recorded net losses from continuing operations of approximately $3.8 million and $2.6 million, respectively, on revenues from continuing operations of approximately $3.1 million and $2.2 million, respectively. For the nine months ended July 31, 2000, we recorded a net loss from continuing operations of approximately $5.8 million on revenues from continuing operations of approximately $7.6 million. The losses in fiscal 1999 were primarily attributable to the startup costs associated with establishing our facilities-based operations, marketing costs associated with establishing our distribution channels, and research and development costs associated with development of our VIP Card(TM) product. The losses in fiscal 1998 were primarily attributable to our unsuccessful acquisition of USC and a one-time charge of approximately $1.2 million incurred in connection with the disposition of USC. On November 2, 1999, we acquired substantially all of the assets of Dial-Thru International Corporation, a California corporation, and subsequently assumed the name for our corporation. Following the acquisition, the focus of our business changed away from the prepaid telecommunications market toward being a global Internet Protocol (IP) communications company providing connectivity to international markets experiencing significant demand for IP enabled services.

      As we continue to substantially increase our distribution network and customer base, and develop our private IP telephony network, we may continue to experience losses.

 If we are unable to overcome the risks inherent in expansion, our business will fail.

      We intend to expand our IP telephony network and the range of enhanced telecommunications services that we provide. However, we have a limited operating history upon which an evaluation of our prospects in this industry can be based. In addition, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets. To address these risks, we must, among other things:

      -    respond to competitive developments;

      -    attract, retain and motivate qualified personnel;

      -    succeed in our marketing efforts; and

      -    upgrade our products, services and technologies.

 We cannot assure you that we will be successful in addressing the risks we face or that we will be successful in our proposed expansion activities. The failure to do so would have a material adverse effect on our business and financial condition.

 We will need additional capital to pursue our business objectives.

      To fully implement our business plan, we will need to raise additional funds within the next twelve months for capital expenditures and working capital. Because of our limited operating history and the nature of the Internet industry, our future capital needs are difficult to predict. Our growth models are scaleable (meaning that growth targets may be generally adjusted in proportion to the availability of capital resources), but the rate of growth is dependent on the availability of future financing. Additional capital funding may be required for any of the following activities: capital expenditures; advertising, maintenance and expansion; sales, marketing, research and development; operating losses from unanticipated competitive pressures or start-up operations; and strategic partnerships and alliances. There is no assurance that adequate levels of additional financing will be available at all or on acceptable terms. Any additional financing could result in significant dilution to our existing stockholders. If we are unable to raise additional capital, we would not be able to implement our business plan which could have a material adverse effect on our business, operating results and financial condition.

 Our stockholders may face liquidity problems when they seek to sell their shares.

      We currently do not meet the requirements to list our common stock on a national securities exchange or on either the Nasdaq National Market or SmallCap Market. The common stock trades only in the over-the-counter market with certain such trades reported on the NASD's OTC Bulletin Board. As a result, selling our shares may be more difficult because smaller quantities of shares may be bought and sold, transactions may be delayed and security analysts' coverage of us may be reduced. These factors may make it difficult or impossible for you to sell shares in a timely manner, if at all.

      In addition, the Securities and Exchange Commission defines our stock as a "penny stock" because it has a market price of less than $5.00 per share. Consequently, a broker/dealer must make a special suitability
 determination  for  the   prospective  purchaser  and   have  received   the
 purchaser's written consent to the transaction prior to the sale. The "penny stock" rules may adversely affect the ability of broker/dealers to sell our shares and may adversely affect your ability to sell the shares in the secondary market.

 The price of our common stock may be subject to volatile changes.

      The price at which the shares of common stock trade is likely to be subject to significant volatility. The market for the common stock may be influenced by many factors, including the depth and liquidity of the market for our common stock, investor perceptions of us, and general economic and similar conditions.

 We must manage significant government regulation if our business is to succeed.

      The legal and regulatory environment pertaining to the Internet is uncertain and changing rapidly as the use of the Internet increases. For example, in the United States, the FCC is considering whether to impose surcharges or additional regulations upon certain providers of Internet telephony.

      In addition, the regulatory treatment of Internet telephony outside of the United States varies from country to country. There can be no assurance that there will not be interruptions in Internet telephony in these and other foreign countries. Interruptions or restrictions on the provision of Internet telephony in foreign countries may adversely affect our ability to continue to offer services in those countries, resulting in a loss of customers and revenues.

      New regulations could increase the cost of doing business over the Internet or restrict or prohibit the delivery of our product or service using the Internet. In addition to new regulations being adopted, existing laws may be applied to the Internet. Newly existing laws may cover issues that include sales and other taxes; access charges; user privacy; pricing controls; characteristics and quality of products and services; consumer protection; contributions to the Universal Service Fund, an FCC-administered fund for the support of local telephone service in rural and high-cost areas; cross-border commerce; copyright, trademark and patent infringement; and other claims based on the nature and content of Internet materials.

 Our market is extremely competitive.

      The market for our products and services is highly competitive. We face competition from multiple sources, many of which have greater financial resources and a substantial presence in our market and offer products or services similar to the services of ours. Therefore, we may not be able to successfully compete in our markets, which could result in a failure to implement our business strategy or adversely affect our ability to attract and retain new customers. In addition, competition within the industries in which we operate are characterized by, among other factors, price and ability to offer enhanced service capabilities. Significant price competition would reduce the margins realized by us in our telecommunications operations and could have a material adverse effect on us. In addition, many competitors have greater financial resources to devote to research, development and marketing, and may be able to respond more quickly to new or emerging technologies and changes in customer requirements. If we are unable to provide cutting-edge technology and value-added Internet products and services, we will be unable to compete in certain segments of the market, which could have a material adverse effect on our business, results of operations and financial condition.

 Technological changes may have an adverse effect on us.

      The industries in which we compete is characterized, in part, by rapid growth, evolving industry standards, significant technological changes and frequent product enhancements. These characteristics could render existing systems and strategies obsolete, and require us to continue to develop and implement new products and services, anticipate changing consumer demands and respond to emerging industry standards and technological changes. No assurance can be given that we will be able to keep pace with the rapidly changing consumer demands, technological trends and evolving industry standards.

 We are dependant on certain strategic relationships.

      Our international business, in part, is dependent upon relationships with distributors, governments or providers of telecommunications services in foreign markets. The failure to develop or maintain these relationships could result in a material adverse effect on the financial condition and results of our operations.

 We have not declared dividends on our Common Stock.

      We have never declared or paid any cash dividends on our Common Stock and do not presently intend to pay cash dividends on our common stock in the foreseeable future.


                               USE OF PROCEEDS

      We will not receive any proceeds from the sale of shares of Common Stock by any of the selling shareholders.

                             SELLING SHAREHOLDERS


      The following table sets forth the number of shares of Common Stock owned by each of the selling shareholders.

                               Number of                Shares of  Percentage of
                               Shares held  Number of    Common    Common Stock
                               prior to      Shares      Stock      owned after
 Name of Selling Shareholder   offering      offered    Retained   the offering
 --------------------------    ----------    --------   --------   ------------
 Founders Equity Group          300,000 1     300,000       0            0%
 Founders Partners VI           400,000       400,000       0            0%
 Millenium Media Ltd.           532,143       532,143       0            0%
 Five Star Communications Inc.  382,142       382,142       0            0%
 Scott D. Cook                   90,000        90,000       0            0%
 John L. Strauss                150,000 2     150,000       0            0%
 Henry Hermann                  150,000 3     150,000       0            0%
 Peter P. Smith                  62,500 2      62,500       0            0%
 Robert B. Irwin                 50,000 2      50,000       0            0%
 Brandon M. Dawson               50,000 2      50,000       0            0%
 John D. Lelong                  25,000 2      25,000       0            0%
 Carl P. Jayson                  25,000 2      25,000       0            0%
 Lester V. Murphy                25,000 2      25,000       0            0%
 Fred Kull                       12,500 2      12,500       0            0%


 1 Represents the number of shares of Common Stock issuable upon the exercise of a warrant issued to Founders pursuant to a consulting agreement dated
 December 12, 2000 without reflection of an indeterminate number of additional shares of Common Stock that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and conversion price or exercise price adjustments, which are included in this registration statement pursuant to Rule 416 under the Securities Act.

 2 Represents the number of shares of Common Stock issuable upon conversion of our Convertible Notes issued February 4, 2000 (the "Convertible Notes");
 plus, the number of shares of Common Stock issuable upon the exercise of Contingent Warrants issued February 4, 2000 to the purchasers of our Convertible Notes; plus, the number of shares of Common Stock issuable upon the exercise of Common Stock Purchase Warrants issued February 4, 2000 to the purchasers of our Convertible Notes, in each case without reflection of an indeterminate number of additional shares of Common Stock that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and conversion price or exercise price adjustments, which are included in this registration statement pursuant to Rule 416 under the Securities Act.

 3 Represents the number of shares of Common Stock issuable upon conversion of our Convertible Notes issued February 4, 2000 (the "Convertible Notes");
 plus, the number of shares of Common Stock issuable upon the exercise of Contingent Warrants issued February 4, 2000 to the purchasers of our Convertible Notes; plus, the number of shares of Common Stock issuable upon the exercise of Common Stock Purchase Warrants issued February 4, 2000 to the purchasers of our Convertible Notes; plus, the number of shares of Common Stock issuable upon the exercise of warrants issued January 11, 1999 to Henry Hermann in connection with his service as a consultant; in each case without reflection of an indeterminate number of additional shares of Common Stock that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and conversion price or exercise price adjustments, which are included in this registration statement pursuant to Rule 416 under the Securities Act.


      This Registration Statement will also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, merger, consolidation, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of common stock.

                             PLAN OF DISTRIBUTION

      We are registering this offering of shares on behalf of the selling shareholders, and we will pay all costs, expenses and fees related to such registration, including all registration and filing fees, printing expenses, fees and disbursements of our counsel, blue sky fees and expenses and the expenses of any special audits or "cold comfort" letters. The selling shareholders will pay all selling expenses, including all underwriting discounts and selling commissions, if any, all fees and disbursements of their counsel and all other marketing expenses.

      The selling shareholders may sell their shares from time to time in one or more transactions through ordinary brokerage transactions or in private, negotiated transactions. The selling shareholders will determine the prices at which they sell their shares. Such transactions may or may not involve brokers or dealers.

      If the selling shareholders use a broker-dealer to complete their sale of the shares, such broker-dealer may receive compensation in the form of discounts, concessions or commissions from such selling shareholder or from you, as purchaser (which compensation might exceed customary commission).

      The selling shareholders may indemnify any agent, dealer or broker-dealer that participates in sales of the shares against similar liabilities.

                                LEGAL OPINION

      The validity of the Common Stock offered hereby will be passed on for us by Holland & Knight LLP, 2100 Pennsylvania Avenue, Suite 400, Washington, D.C. 20037.

                                   EXPERTS

      The consolidated financial statements of Dial-Thru as of and for the year ended October 31, 1999 appearing in our Annual Report on Form 10-K and incorporated herein by reference have been audited by King Griffin & Adamson P.C. in reliance upon the report of such firm as experts in auditing and accounting.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

 Item 14.  Other Expenses of Issuance and Distribution.

      The following table sets forth the estimated costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

                                                  To Be Paid
                                                    By The
                                                  Registrant
                                                  ----------
           SEC registration fee                  $       595
           Accounting fees and expenses          $     2,500
           Legal fees and expenses               $    15,000
           Miscellaneous                         $     2,000
                                                  ----------
                                                 $    20,095
                                                  ==========


 Item 15.  Indemnification of Directors and Officers.

      Article 10 of Dial-Thru's Certificate of Incorporation and Section 11.1 of Dial-Thru's Bylaws provide for indemnification of the directors, officers, employees and agents of Dial-Thru (including the advancement of expenses) to the fullest extent permitted by Delaware law.

 Item 16.  Exhibits.

      The following exhibits are filed with this Registration Statement:

  Exhibit
    No.                         Description of Documents
  -------                       ------------------------
    2.1 Agreement and Plan of Merger dated as of January 30, 1998, among Canmax Inc., CNMX MergerSub, Inc. and USCommunications Services, Inc. (filed as Exhibit 2.1 to Form 8-K dated January 30, 1998 (the "USC 8-K"), and incorporated herein by reference)
    2.2 Rescission Agreement dated June 15, 1998 among Canmax Inc., USC and former principals of USC (filed as Exhibit 10.1 to Form 8-K dated January 15, 1998 (the "USC Rescission 8-K"), and incorporated herein by reference)
    2.3 Asset Purchase Agreement by and among Affiliated Computer Services, Inc., Canmax and Canmax Retail Systems, Inc. dated September 3, 1998 (filed as Exhibit 10.1 to the Company's Form 8-K dated December 7, 1998 and incorporated herein by reference)
    2.4 Asset Purchase Agreement dated November 2, 1999 among ARDIS Telecom & Technologies, Inc., Dial-Thru International Corporation, a Delaware corporation, Dial-Thru International Corporation, a California corporation, and John Jenkins (filed as Exhibit 2.1 to the Company's Current Report on Form 8-K dated November 2, 1999 and incorporated herein by reference)
    3.1 Certificate of Incorporation, as amended (filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K dated January 31, 2000 and incorporated herein by reference)
    3.2 Amended and Restated Bylaws (filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K dated January 31, 2000 and incorporated herein by reference)
    4.1 Registration Rights Agreement between Canmax and the Dodge Jones Foundation (filed as Exhibit 4.02 to Canmax's Quarterly Report on Form 10-Q for the period ended April 30, 1997 and incorporated herein by reference)
    4.2 Registration Rights Agreement between Canmax and Founders Equity Group, Inc. (filed as Exhibit 4.02 to Canmax's Quarterly Report on Form 10-Q for the period ended April 30, 1997 and incorporated herein by reference)
    4.3 Amended and Restated Stock Option Plan of Dial-Thru International Corporation (filed as Exhibit 4.3 to the Company's Annual Report on Form 10-K dated January 31, 2000 and incorporated herein by reference)
    4.4 Form of Convertible Notes issued February 4, 2000 (including form of Contingent Warrants as Exhibit A thereto) (filed as
            Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the period ended April 30, 2000 and incorporated herein by reference)
    4.5 Form of Common Stock Purchase Warrants issued February 4, 2000 (filed as Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q for the period ended April 30, 2000 and incorporated herein by reference)
    4.6     Warrant Agreement between Founders Equity Group and the Company
            dated December 12, 2000   (filed herewith)
    4.7     Warrant Agreement between Henry Hermann and the Company dated
            January 11, 1999   (filed herewith)
    5.1     Opinion of Holland & Knight LLP.
   23.1 Consent of Holland & Knight LLP (included in the opinion filed as Exhibit 5.1).
   23.2     Consent of King Griffin & Adamson P.C.
   24.1 Power of Attorney (set forth on signature page of the Registration Statement).
   27.1     Financial Data Schedule

 Item 17.  Undertakings.

      (a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on December 27, 2000.

                          DIAL-THRU INTERNATIONAL CORPORATION

                          By:  /s/  Roger D. Bryant
                               ------------------------------------
                               Roger D. Bryant
                               Chairman and Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger D. Bryant his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, in any and all capacities, to sign all amendments (including post-effective amendments) to the Registration Statement to which this power of attorney is attached, and to file all those amendments and all exhibits to them and other documents to be filed in connection with them, including any registration statement pursuant to Rule 462 under Securities Act of 1933, with the Securities and Exchange Commission.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Signatures                  Title                         Date
      ----------                  -----                         ----
 /s/ Roger D. Bryant   Chairman of the Board, Chief        December 27, 2000
 Roger  D. Bryant      Executive Officer and Director

 /s/ John Jenkins      Director and Chief Financial        December 27, 2000
 John Jenkins          Officer

 /s/ Robert M. Fidler  Director                            December 27, 2000
 Robert M. Fidler

                              INDEX TO EXHIBITS


  Exhibit
    No.                    Description of Documents
  -------                  ------------------------
    4.6     Warrant Agreement between Founders Equity Group and the Company
            dated December 12, 2000   (filed herewith)
    4.7     Warrant Agreement between Henry Hermann and the Company dated
            January 11, 1999   (filed herewith)
    5.1     Opinion of Holland & Knight LLP.
   23.1 Consent of Holland & Knight LLP (included in the opinion filed as Exhibit 5.1).
   23.2     Consent of King Griffin & Adamson P.C.